The integration and joint share transfer described in this convocation notice involves securities of a foreign company. This integration and joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this convocation notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the joint share transfer, such as in open market or privately negotiated purchases.

(Securities Code No: 8915)
August 8, 2013
To our shareholders:
TACT HOME CO., LTD.
3-6-19, Higashifushimi, Nishitokyo-shi,
Tokyo, Japan
Shigeo Yamamoto,
Representative Director & President

Convocation Notice of the 30th Ordinary General Meeting of Shareholders

Notice is hereby given that the 30th ordinary general meeting of shareholders of TACT HOME CO., LTD. (the “Company”) will be held as set forth below.  Your attendance thereat is respectfully requested.

If you do not wish to attend the meeting, you may exercise your voting rights in writing, so please read the attached reference materials and state on the enclosed form whether you are voting “for” or “against” each agenda item and return the form so that it is received by 6:00 p.m. on Thursday, August 22, 2013.

1.	Date/Time:	10:00 a.m. on Friday, August 23, 2013

2.	Venue:	The large conference room on the second floor of the Company’s headquarters located at 3-6-19, Higashifushimi, Nishitokyo-shi, Tokyo, Japan

3.	Purpose
Matters to be Reported
1.
Business Report, consolidated financial statements and the results of the audits of the consolidated financial statements by the accounting auditor and statutory auditors, for the 30th term (June 1, 2012 to May 31, 2013)

2.	[Omitted]
Matters to be Resolved
Agenda Item 1:	Disposition of surplus
Agenda Item 2:	Approval of the share transfer plan
Agenda Item 3:	[Omitted]
Agenda Item 4:	[Omitted]

4.	Matters to be determined in convening the meeting
The following items are posted on the Company’s website (http://www.tacthome.co.jp) pursuant to the provisions of laws and regulations and Article 13 of the Company’s Articles of Incorporation and are not included in the reference materials.
(i)      Notes to the non-consolidated financial statements.
(ii)     Of the matters to be set forth regarding “Agenda Item 1:  Approval of the share transfer plan” in the reference materials provided with this convocation notice, the financial statements, etc. for the most recent fiscal year of the other companies to become wholly owned subsidiaries through the share transfer (HAJIME CONSTRUCTION CO., LTD, Iida Home Max Co., Ltd., TOUEI HOUSING CORPORATION, LTD., ARNEST ONE CORPORATION and ID HOME Co., Ltd.).

◎	If you are able to attend the meeting, please submit the enclosed proxy form and give it to the reception desk.
◎	If any corrections are made to the reference materials, the Company will post such corrections on its website (http://www.tacthome.co.jp).

REFERENCE MATERIALS FOR THE GENERAL MEETING OF SHAREHOLDERS

Agenda Items and Reference Items
Agenda Item 1: Disposition of Surplus
The Company positions the return of profits to shareholders as an important management policy, and has the basic policy of, on an ongoing basis, returning profit to shareholders commensurate to the results of operations, while ensuring that sufficient funds are retained to respond to future growth of the Company and changes in financial conditions. Based on this policy, the Company will therefore pay the following year-end dividends.

Matters concerning year-end dividend
(i)	Type of dividend property
Cash
(ii)	Items regarding distribution of dividend property and total amount
¥3,000 per share of common stock of the Company.
Total: ¥695,676,000.
As the Company also paid an interim dividend of ¥1,500 yen per share of common stock of the Company, the Company will pay a total of ¥4,500 per share of common stock of the Company this fiscal year.
(iii)	Effective date
August 26, 2013

Agenda Item 2: Approval of the Share Transfer Plan
The Company and five other companies consisting of HAJIME CONSTRUCTION CO., LTD (Nerima-ku, Tokyo, President: Tadayoshi Horiguchi, “HAJIME CONSTRUCTION”), Iida Home Max Co., Ltd. (Musashino-shi, Tokyo, President: Masashi Kanei, “Iida Home Max”), TOUEI HOUSING CORPORATION (Nishi-Tokyo-shi, Tokyo, President: Hiroshi Nishino, “TOUEI HOUSING”), ARNEST ONE CORPORATION (Nishi-Tokyo-shi, President: Yoichi Nishikawa, “ARNEST ONE”) and ID HOME Co., Ltd. (Nishi-Tokyo-shi, President: Yoshinari Hisabayashi, “ID HOME”) reached a basic agreement to establish a joint holding company through a joint share transfer (“Share Transfer”) and also entered into a letter of intent regarding management integration (“Management Integration”) on December 25, 2012.  Since then, the six companies have proceeded with discussions on the integration.
On June 27, 2013, pursuant to the approval of the boards of directors of each company, the six companies have agreed on the main items of the Share Transfer, entered into a management integration agreement and jointly prepared a share transfer plan (“Share Transfer Plan”).
The six companies plan to apply to list the newly-established joint holding company on the Tokyo Stock Exchange.  Because the six companies will become wholly-owned subsidiaries of the joint holding company through the Share Transfer, prior to the establishment of the joint holding company, the six companies plan to delist their common shares that are listed on the Tokyo Stock Exchange.  (Because of the merger between the Osaka Securities Exchange and the Tokyo Stock Exchange, the common shares of HAJIME CONSTRUCTION and ID HOME, which were listed on the Osaka Securities Exchange, have been listed on the Tokyo Stock Exchange effective July 16, 2013.)
We would like to seek your approval on the Share Transfer Plan prepared jointly by the six companies for the Management Integration.
We will provide our shareholders with the shares of the newly-established joint holding company that will be listed on the Tokyo Stock Exchange, in exchange for the Company’s shares based on the share exchange ratio.

1.	Reason for the Share Transfer

The Company has focused on providing newly-built detached houses based on the philosophy of “contributing to local communities by building houses.”  However, a decline in population and households in the future is expected to cause mid- to long-term shrinkage in the residential market, and competition has become fiercer as companies from other industries enter the market for selling detached houses. The Company has therefore recognized that there are limits to what can be achieved by its individual management efforts, and decided to conduct the Management Integration.

Upon undergoing the Management Integration, we can fully realize synergies by utilizing the holding company structure which would help companies to pursue a common strategy, utilizing each company’s know-how while respecting the independence of the six companies.  Thus, we decided to establish the joint holding company through the joint share transfer.
The Management Integration will combine the management resources and know-how of the six companies.  By leading cost-cutting efforts and bringing about cost reduction in the real estate industry as a whole, we hope to create an environment where customers can obtain high-quality residences at reasonable prices.  In addition to sales of newly-built detached houses, the joint holding company will aim to secure new sources of income through the creation of new customer value and expansion into overseas markets, as well as to contribute to the creation of an enriching society.

2.	[Omitted]

3.	Items Concerning the Appropriateness of the Provisions on Matters Listed in Article 773, Paragraph (1), Item (v) and (vi) of the Companies Act

(1) Upon implementation of the Share Transfer, each of the six companies will become wholly owned subsidiaries of the joint holding company, and the companies have decided on the allotment of common shares of the joint holding company (“Share Transfer Ratio”) to their respective shareholders as follows.

(i) The Share Transfer Ratio is as follows.

Company name	The Company	HAJIME CONSTRUCTION	Iida Home Max	TOUEI HOUSING	ARNEST ONE	ID HOME
Share transfer ratio	108	3.14	1.00	1.16	1.16	2.62
(Note 1) Details of the share allotment ratio in relation to the Share Transfer
1.          For one share of common stock of the Company, 108 shares of common stock of the joint holding company will be delivered.
2.          For one share of common stock of HAJIME CONSTRUCTION, 3.14 shares of common stock of the joint holding company will be delivered.
3.          For one share of common stock of Iida Home Max, 1 share of common stock of the joint holding company will be delivered.
4.          For one share of common stock of TOUEI HOUSING, 1.16 shares of common stock of the joint holding company will be delivered.
5.          For one share of common stock of ARNEST ONE, 1.16 shares of common stock of the joint holding company will be delivered.

6.          For one share of common stock of ID HOME, 2.62 shares of common stock of the joint holding company will be delivered.
If, however, there is a material change in the various conditions forming the basis of calculations, the abovementioned Share Transfer Ratio may be changed upon discussion among the six companies.

(Note 2) One unit of the joint holding company will be 100 shares.

(Note 3) Number of new shares to be delivered by the joint holding company due to the Share Transfer (planned)
Common shares: 294,151,996 shares
The above number is based on the number of shares issued and outstanding for each of the companies immediately after the retirement of their treasury stock as announced on June 11, 2013 (The Company: 231,892 issued and outstanding shares; HAJIME CONSTRUCTION: 28,562,130 issued and outstanding shares; Iida Home Max: 59,479,534 issued and outstanding shares; TOUEI HOUSING: 26,958,535 issued and outstanding shares; ARNEST ONE: 65,687,321 issued and outstanding shares; and ID HOME: 4,761,010 issued and outstanding shares), and therefore may be subject to change.

(Note 4) Treatment of shares less than one unit
Shareholders of the six companies who receive less than one unit of the joint holding company (i.e., less than 100 shares) (“Shares Less than One Unit”) will not be able to sell such shares on the Tokyo Stock Exchange or other securities exchanges.  In accordance with Article 192, Paragraph 1 of the Companies Act, shareholders who hold Shares Less than One Unit may demand that the joint holding company repurchase such shares.

(ii) Basis for calculation of allotment for the Share Transfer is as follows.

Basis for Calculation of Allotment for the Share Transfer

1.	Basis for Calculation

In order to ensure the Share Transfer Ratio used in the Share Transfer is calculated fairly and appropriately, each of the six companies retained independent financial advisors to provide financial analysis of the Share Transfer Ratio. The Company retained AGS Consulting Co., Ltd. (“AGS Consulting”), HAJIME CONSTRUCTION retained Partners Inc. (“Partners”), Iida Home Max retained PLUTUS CONSULTING Co., Ltd. (“PLUTUS CONSULTING”), TOUEI HOUSING retained YAMADA FAS Co., Ltd. (“YAMADA FAS”), ARNEST ONE retained Benedi Consulting Co., Ltd. (“Benedi Consulting”) and ID HOME retained Tokai Tokyo Securities Co., Ltd. (“Tokai Tokyo Securities”).
Please see “Summary of Share Transfer Ratio Analysis from Each Financial Advisor” for an overview of the financial analyses provided by the financial advisors.
The future profit plan submitted to each of the financial advisors by TOUEI HOUSING as the basis for its discounted cash flow (“DCF”) analysis contains fiscal years with a significant increase in earnings compared to the previous fiscal year. This is due to the fact that TOUEI HOUSING expects to significantly increase sales by expanding into new areas outside of its core market, the Tokyo metropolitan area.
The future profits plans submitted to the financial advisors by the Company, HAJIME CONSTRUCTION, Iida Home Max, ARNEST ONE and ID HOME, as the basis for their respective DCF analyses do not contain projections with any significant increases or decreases in earnings.

2.	Background to Calculations

Based on the financial analyses of the Share Transfer Ratio provided by AGS Consulting, Partners, PLUTUS CONSULTING, YAMADA FAS, AGS Consulting, Benedi Consulting and Tokai Tokyo Securities to the Company, HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, ARNEST ONE and ID HOME, respectively, which comprehensively took into account factors including the finances, assets and future business and results projections of each company, as well as the strategic, financial and operational benefits expected from the transaction, the six companies determined that the Share Transfer Ratio set forth in the Share Transfer Plan were appropriate and agreed to such Share Transfer Ratio.

3.	Relationship with Financial Advisors

AGS Consulting, Partners, PLUTUS CONSULTING, YAMADA FAS, Benedi Consulting and Tokai Tokyo Securities, do not qualify as parties related to the Company, HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, ARNEST ONE or ID HOME, respectively, nor do they have a material interest in the Share Transfer that requires disclosure.

4.	Delisting

The Company, HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, ARNEST ONE and ID HOME plan to delist as of October 29, 2013 pursuant to the rules and regulations of the Tokyo Stock Exchange.

5.	Measures to Ensure Fairness

In addition to obtaining the aforementioned financial analysis of the Share Transfer Ratio, the Company obtained from AGS Consulting a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is appropriate and fair for the Company’s shareholders, assuming satisfaction of the prerequisites set below and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the Share Transfer Ratio, HAJIME CONSTRUCTION obtained from Partners a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is appropriate and fair for HAJIME CONSTRUCTION’s shareholders, assuming satisfaction of the prerequisites set forth below and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the share transfer ratio, Iida Home Max obtained from PLUTUS CONSULTING a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is appropriate and fair for Iida Home Max’s shareholders, assuming satisfaction of the prerequisites set forth below and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the Share Transfer Ratio, TOUEI HOUSING obtained from YAMADA FAS a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is appropriate and fair for TOUEI HOUSING’s shareholders, assuming satisfaction of the prerequisites set forth below and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the Share Transfer Ratio, ARNEST ONE obtained from Benedi Consulting a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is fair for ARNEST ONE’s shareholders, assuming satisfaction of the prerequisites set forth below and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the Share Transfer Ratio, ID HOME obtained from Tokai Tokyo Securities a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is appropriate and fair for ID HOME’s shareholders, assuming satisfaction of the prerequisites set forth below and certain other prerequisites.

6.	Measures to Avoid Conflicts of Interest

The Company, HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, ARNEST ONE and ID HOME do not have controlling share ownerships in each other, nor have officers that hold concurrent positions among each other.  Therefore, the companies have not taken any special measures to avoid conflicts of interest as there are no particular relationships among the parties that will give rise to conflicts of interest.

Summary of Share Transfer Ratio Analysis from Each Financial Advisor

1.	AGS Consulting (advisor to the Company)

As the common shares of all six companies have market prices, AGS Consulting conducted an Average Market Price Analysis. In addition to the Average Market Price Analysis, AGS Consulting used DCF in order to appropriately reflect the assessment of each company’s future business activities. AGS Consulting also conducted a Comparable Companies Analysis because there are multiple listed companies that conduct similar businesses as the six companies. The results of each calculation method are as set forth below.
The following sets forth the range of shares allotted for one common share of the Company, HAJIME CONSTRUCTION, TOUEI HOUSING, ARNEST ONE and ID HOME if one share of the joint holding company is allotted for each common share of Iida Home Max.
The Average Market Price Analysis used the closing price on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date.

Calculation Method	Share Transfer Ratio Range for the Company	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	105~110	3.40~3.57	1.08~1.15	1.15~1.21	2.67~3.11
DCF	95~225	2.37~5.27	0.82~2.09	1.14~2.35	2.36~5.55
Comparable Companies Analysis	73~103	1.95~3.69	0.57~1.41	0.98~1.50	2.26~3.63

Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When submitting the fairness opinion, and when calculating the share transfer ratio on which the fairness opinion is based, AGS Consulting used information as submitted by the six companies as well as publicly available information. AGS Consulting assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof. AGS Consulting did not perform an independent evaluation or assessment with respect to the assets and liabilities (including non-consolidated assets and liabilities and contingent liabilities) of each company or their respective affiliates. AGS Consulting’s fairness opinion, as well as the calculation of the Share Transfer Ratio on which the fairness opinion is based, reflects data and financial conditions as of June 25, 2013, and assumes that the financial projections (including profit plans and other information) provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time and, with the consent of the Company, also assumes that the business performance of each company will follow such projections.

2.	Partners (advisor to HAJIME CONSTRUCTION)

As the common shares of all six companies have market prices, Partners conducted an Average Market Price Analysis.  Partners also conducted calculations using the discounted cash flow method (“DCF”) and Comparable Companies Analysis.

The following sets forth the range of shares allotted where one share of the joint holding company is allotted for each share of Iida Home Max.

Calculation Method	Share Transfer Ratio Range for the Company	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	91.00~124.88	2.91~4.13	0.92~1.29	1.02~1.38	2.29~3.42
DCF	119.24~178.13	2.93~4.38	1.11~1.66	1.21~1.80	3.06~4.56
Comparable Public Companies Analysis	84.29~136.64	3.10~3.68	0.79~1.00	0.99~1.98	3.06~4.65

The Average Market Price Analysis used the closing price on the First Section of the Tokyo Stock Exchange or the JASDAQ Standard section of the Osaka Securities Exchange on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the period from December 26, 2012 (the business day immediately following the date of the notice “Execution of Letter of Intent Regarding Management Integration”) to the record date. The DCF used financial projections submitted by each company.
Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When submitting the fairness opinion, and when calculating the Share Transfer Ratio on which the fairness opinion is based, Partners used information as submitted by the six companies as well as publicly available information. Partners assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof. Partners did not perform an independent evaluation or assessment with respect to the assets and liabilities (including non-consolidated assets and liabilities and contingent liabilities) of any of the companies or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment. Partners’ calculation of the Share Transfer Ratio reflects data and financial conditions as of June 25, 2013, and assumes that the financial projections provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time.

3.	PLUTUS CONSULTING (advisor to Iida Home Max)

After considering the various methods to calculate the Share Transfer Ratio, PLUTUS CONSULTING decided to use the Average Market Price Analysis, Comparable Companies Analysis and DCF.

The following sets forth the results of the Share Transfer Ratio calculations if one share of the joint holding company is allotted for each share of Iida Home Max.

Calculation Method	Share Transfer Ratio Range for the Company	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	105.074~110.178	3.399~3.572	1.078~1.179	1.157~1.227	2.675~3.108
Comparable Companies Analysis	109.208~112.973	2.399~2.581	0.740~0.799	1.549~1.608	3.742~3.876
DCF	98.553~136.372	2.885~4.202	0.738~1.333	0.964~1.546	2.501~4.183

The Average Market Price Analysis used the closing price (on the JASDAQ Standard section of the Osaka Securities Exchange for HAJIME CONSTRUCTION and ID Home and on the First Section of the Tokyo Stock Exchange for the Company, Iida Home Max, TOUEI HOUSING, and ARNEST ONE) on the record date (June 26, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date.
Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When submitting the fairness opinion, and when calculating the Share Transfer Ratio on which the representations in the fairness opinion are based, PLUTUS CONSULTING used accounting, tax and legal investigation reports prepared by independent third parties as well as information as submitted by the six companies and publicly available information. PLUTUS CONSULTING assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof. PLUTUS CONSULTING did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment. PLUTUS CONSULTING’s calculation of the Share Transfer Ratio reflects the financial projections provided by each company as of June 26, 2013, and assumes that such information was reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time.

4.	YAMADA FAS (advisor to TOUEI HOUSING)

YAMADA FAS conducted an Average Market Price Analysis, Comparable Companies Analysis and DCF for each of the six companies. The following sets forth the range of shares allotted for one share of each company if one share of the joint holding company is allotted for each share of Iida Home Max.
The Average Market Price Analysis used the closing price (on the Tokyo Stock Exchange or the Osaka Securities Exchange) on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date. The DCF used business plans submitted by each company on a standalone basis.

Calculation Method	Share Transfer Ratio Range for the Company	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	91~125	2.91~4.13	0.92~1.29	1.02~1.38	2.29~3.42
Comparable Companies Analysis	57~181	1.35~6.65	0.76~1.82	0.55~2.11	1.29~6.58
DCF	105~173	2.62~4.20	1.01~1.73	1.09~1.66	2.74~4.52

Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When submitting the calculation documentation containing the above analysis and the results thereof, and when submitting the fairness opinion, YAMADA FAS used information as provided by the six companies as well as publicly available information. YAMADA FAS assumed that such materials and data were accurate and complete, and also that there were no undisclosed facts that may have a material effect on the analysis or calculation of the Share Transfer Ratio. YAMADA FAS therefore did not conduct any independent verification of the accuracy and completeness of such materials and data. YAMADA FAS did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, and information forming the basis of other considerations was analyzed under certain restricted conditions. In addition, YAMADA FAS assumed that the six companies’ business plans were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time.

5.	Benedi Consulting (advisor to ARNEST ONE)

As the common shares of all six companies have market prices, Benedi Consulting conducted an Average Market Price Analysis. In addition to the Average Market Price Analysis, in order to carry out an analysis of the six companies’ future earning capacity from different angles, Benedi Consulting used DCF and Comparable Companies Analysis based on a number of factors, such as the various terms and conditions of the Share Transfer and the results of legal, financial and tax due diligence.
The results of each calculation method are as set forth below (the following calculations show the range of shares allotted for one common share of each company if one share of the joint holding company is allotted for each common share of Iida Home Max).

Calculation Method	Share Transfer Ratio Range for the Company	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	104.8~110.0	3.40~3.57	1.08~1.15	1.15~1.21	2.67~3.11
DCF	72.5~109.4	3.03~4.58	0.80~1.25	1.15~1.62	2.41~3.58
Comparable Companies Analysis	101.8~104.3	2.46~3.57	0.70~1.37	0.96~1.71	2.24~3.86

Taking into account the latest trading status of the six companies’ shares, Benedi Consulting used the average closing value for the one-month period before the record date (June 25, 2013), the three-month period before the record date and the six-month period before the record date to conduct the Average Market Price Analysis.

Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When preparing the fairness opinion, and when submitting the calculation documentation (“Benedi Calculations”) and conducting the analysis of the Share Transfer Ratio on which the fairness opinion is based, Benedi Consulting used information as received from the six companies (including materials prepared by independent third parties) as well as publicly available information. Benedi Consulting assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof, as Benedi Consulting bears no responsibility or obligation to independently verify accuracy and completeness. Benedi Consulting did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment. In addition, Benedi Consulting assumed that the financial projections provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time. Benedi Consulting’s fairness opinion and the Benedi Calculations reflect the above information as of June 25, 2013. Benedi Consulting’s fairness opinion and the Benedi Calculations were submitted solely as a reference for the Board of Directors of ARNEST ONE; they were prepared only for the convenience of the Board of Directors of ARNEST ONE when considering the Share Transfer Ratio and may not be relied on or used by any other persons or for any other purpose.

6.	Tokai Tokyo Securities (advisors to the ID HOME)

Tokai Tokyo Securities analyzed the Share Transfer Ratio by comprehensively considering the results of an Average Market Price Analysis, Comparable Companies Analysis and DCF. The Average Market Price Analysis used a Share Transfer Ratio range based on the closing price on the Tokyo Stock Exchange or the Osaka Securities Exchange on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date and closing price on the business day immediately preceding the date of the notice “Execution of Letter of Intent Regarding Management Integration.”  The DCF used financial projections (which did not take into account the impact of the Share Transfer) submitted by each company on a standalone basis.
A summary of the results of Tokai Tokyo Securities’ calculations is set forth below (the following shows the range of shares resulting from each calculation method if one share of the joint holding company is allotted for each share of Iida Home Max.

Calculation Method	Share Transfer Ratio Range for the Company	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	105~111	3.05~3.57	1.08~1.20	1.15~1.42	2.54~3.11
Comparable Companies Analysis	93~137	2.56~4.04	0.55~1.36	1.06~1.93	2.49~4.09
DCF	58~139	3.97~6.57	1.05~1.07	1.86~2.48	1.35~3.22

Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When preparing the representations made in the fairness opinion and when calculating and analyzing the Share Transfer Ratio on which the fairness opinion is based, Tokai Tokyo Securities assumed that all information provided by or discussed with the six companies, all information considered by or considered on behalf of Tokai Tokyo Securities and publicly available information is true, accurate and complete. Tokai Tokyo Securities also assumed and relied on the fact that there no undisclosed facts that may have a material effect on the representations in the fairness opinion or the calculations on which the fairness opinion is based. Tokai Tokyo Securities did not conduct any independent verification of whether such information is true, accurate and complete, as Tokai Tokyo Securities bears no responsibility or obligation to conduct any such independent verification.
Tokai Tokyo Securities did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, as Tokai Tokyo Securities bears no responsibility or obligation to conduct any such independent evaluation or assessment.
Tokai Tokyo Securities assumed that the financial projections provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time, and that the projected amounts would be realized at the projected times in accordance with such projections. Tokai Tokyo Securities also makes no representations as to the analysis, projections or assumptions on which the projections are based.
Tokai Tokyo Securities did not take into consideration the tax implications of the Share Transfer for the six companies or the shareholders of the six companies.
Tokai Tokyo Securities also assumed that all six companies will lawfully and effectively execute and perform the proposed agreement regarding the Share Transfer, and that the agreement will be consummated without any of the conditions precedent set forth in the agreement being waived.
Tokai Tokyo Securities’ fairness opinion and analysis were submitted solely for the reference of the Board of Directors of ID HOME and have been prepared only for the convenience of the Board of Directors of ID HOME when considering the Share Transfer Ratio for the Share Transfer. Tokai Tokyo Securities’ fairness opinion and analysis may not be relied on or used by any other persons or for any other purpose other than the Share Transfer.
Tokai Tokyo Securities did not state an opinion regarding the exercise of voting rights or any other action by shareholders of ID HOME at the general meeting of shareholders held with respect to the Share Transfer, nor did it recommend the endorsement of the Share Transfer.
Tokai Tokyo Securities’ fairness opinion and analysis are based on the financial, economic, market, legal and other conditions of the businesses as provided by each of the six companies pursuant to their respective rights and obligations as of the date of the fairness opinion and analysis. As such, the fairness opinion and analysis are based on information obtainable and actually obtained by Tokai Tokyo Securities as of that date. Events occurring after the date of the fairness opinion and the analysis may affect the content of the fairness opinion and the analysis, or there may be events whose effect on the content of the fairness opinion and analysis were unclear at the time. However, Tokai Tokyo Securities bears no obligation to correct, amend or supplement the fairness opinion and analysis in such cases.
Representations in Tokai Tokyo Securities’ fairness opinion only cover matters stated in the fairness opinion, and are not representations of any matters not expressly included in the fairness opinion. Tokai Tokyo Securities’ fairness opinion shall not apply to any other transactions except for the Share Transfer.
Tokai Tokyo Securities will receive a commission from ID HOME for services relating to the Share Transfer. Tokai Tokyo Securities, Tokai Tokyo Financial Holdings, Inc. (“Tokai Tokyo FH”) and Tokai Tokyo FH’s affiliates currently conduct securities and other financial transactions with the six companies and their respective affiliates, have done so in the past and plan to do so in future. Tokai Tokyo Securities, Tokai Tokyo FH and Tokai Tokyo FH’s affiliates currently hold or trade shares, corporate bonds and other securities of the six companies and their respective affiliates on their own account, or on the account of customers, have done so in the past and may do so in future. The opinions represented in Tokai Tokyo Securities’ fairness opinion will not restrict the various business relationships that may arise between the six companies and their respective affiliates and Tokai Tokyo Securities, Tokai Tokyo FH or Tokai Tokyo FH’s affiliates.

Cautionary Statement Regarding Forward-Looking Statements

This convocation notice contains forward-looking statements that reflect the companies’ plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the companies and the other relevant parties actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Actual results may differ materially in the future from those reflected in forward-looking statements contained in this document, due to various factors including but not limited to: failure of the parties to agree on some or all of the terms of the transactions; failure to obtain a necessary shareholders’ approval; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the transaction; changes in laws or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the transaction.

Exhibits
BUSINESS REPORT
(June 1, 2012 ~ May 31, 2013)

1.	Current State of Business Group
(1)	Business Status in Current Consolidated Fiscal Year
(i)	Business Progress and Results
In the current fiscal year, against a background of demand arising from reconstruction projects after the Great East Japan Earthquake, gradual recovery was observed in Japan’s economy, but with the protracted European debt crisis and slowdown in emerging markets such as China, uncertainty concerning the future persists. With the expectations and impact of “Abenomics”—the economic policies of the Abe administration newly elected at the end of last year—there has been progress in depreciation of the yen and rising share prices, and signs of economic recovery have been observed.
The real estate industry is being supported by continuing low home loan interest rates, the continuation of tax exemptions related to the purchase of housing and other government housing policies, and we are seeing an increase in new housing projects and the market has stabilized.
Under these conditions, our group has continued to provide high-quality affordable detached housing that meets customer needs.
In our group’s core business of sales of detached housing, continuing on from the previous consolidated fiscal year, in December 2012 we opened our Koriyama Sales Office (Koriyama-shi, Fukushima), our third store in the Tohoku region to accommodate the reconstruction demand due to the Great East Japan Earthquake.
Meanwhile, we promoted a “Marketing Strategy Pursuing Profitability and Efficiency” as our strategic policy in this business, but intensifying competition caused profitability to deteriorate.
As a result thereof, in the current consolidated fiscal year we recorded sales of ¥87,388 million (a 13.7% increase year-on-year), operating income of ¥7,336 million (a 10.1% decrease year-on-year), ordinary income of ¥7,226 million (a 9.4% decrease year-on-year) and net income of ¥4,573 million (a 0.3% decrease year-on-year).

™ Sales by Segment
	30th Term (June 1, 2012 ~ May 31, 2013)
Name of Segment	Number	Amount (million yen)	Consolidated year-on-year increase (%)
1. Detached housing
(1) Ready-built homes	2,958	81,809	20.2
(2) Residential lots	154	4,584	(42.7)
(3) Contract construction	45	502	20.6
Subtotal	3,157	86,897	13.6
2. Condominiums	-	-	-
3. Other
(1) Leases	-	0	(98.9)
(2) Other	-	490	26.1
Subtotal	-	490	26.1
Total	3,157	87,388	13.7
(Notes)	1.	The number column shows the number of homes for ready-built and custom-built homes, and the number of lots for residential lots.
2.	The foregoing amounts do not include consumption taxes.

™ Performance by region for sales of detached housing business (ready-built homes and residential lots) is as follows.
Region	Number	Amount (million yen)	Consolidated year-on-year increase (%)
Tokyo	699	24,850	17.2
Saitama Prefecture	926	23,525	0.5
Kanagawa Prefecture	485	14,392	3.4
Chiba Prefecture	605	13,478	17.1
Aichi Prefecture	159	4,148	56.9
Miyagi Prefecture	162	4,252	60.4
Osaka	46	1,012	180.1
Kyoto	12	285	(4.2)
Hyogo Prefecture	14	362	613.8
Fukushima Prefecture	4	86	-
Total	3,112	86,394	13.6
(Notes)	1.	The number column shows the number of homes for ready-built and custom-built homes, and the number of lots for residential lots.
2.	The foregoing amounts do not include consumption taxes.

(ii)	Capital Investment
The primary capital investment carried out in the current consolidated fiscal year was ¥172 million for the construction of the Tama Sales Office and ¥160 million for the construction of the Fujisawa Sales Office.

(iii)	Financing
The group’s primary demand for financing is for funds to acquire land for products, and is procured through loans from financial institutions.  The group has entered into overdraft agreements with nine financial institutions to facilitate the efficient procurement of operating funds.  The total overdraft limit under these agreements as of the end of the current consolidated fiscal year was ¥23,200 million, and the drawn down amount was ¥814 million.

(iv)	Business Transfers, Absorption-type Company Splits and Incorporation-type Company Splits
Not applicable.

(v)	Business Received by Transfer from Other Companies
Not applicable.

(vi)	Succession of Rights Related to the Business of Another Company or Other Entity by Merger or Absorption-type Company Split
Not applicable.

(vii)	Acquisition or Disposition of Another Company’s Stock, other Interest, Share Options, etc.
Not applicable.

(2)	Assets and Earnings
(i)	Group Assets and Earnings
Classification	27th Term (Fiscal Year Ended May 31, 2010)	28th Term (Fiscal Year Ended May 31, 2011)	29th Term (Fiscal Year Ended May 31, 2012)	30th Term (Current Fiscal Year) (Fiscal Year Ended May 31, 2013)
Sales (million yen)	-	-	76,871	87,388
Ordinary income (million yen)	-	-	7,980	7,226
Net income (million yen)	-	-	4,587	4,573
Net income per share (yen)	-	-	19,623.52	19,723.20
Total assets (million yen)	-	-	42,245	39,471
Net assets (million yen)	-	-	23,985	27,689
Net assets per share (yen)	-	-	103,434.20	119,405.60
(Notes)	1.	The Company prepared consolidated financial statements from the 29th term.
2.
Net income per share is calculated based on the average total number of issued and outstanding shares (excluding treasury stock) during the year, and net assets per share are calculated based on the total number of issued and outstanding shares (excluding treasury stock) as of the end of the year.

(ii)	Status of Company Assets and Earnings
Classification	27th Term (Fiscal Year Ended May 31, 2010)	28th Term (Fiscal Year Ended May 31, 2011)	29th Term (Fiscal Year Ended May 31, 2012)	30th Term (Current Fiscal Year) (Fiscal Year Ended May 31, 2013)
Sales (million yen)	46,784	61,754	76,786	87,227
Ordinary income (losses) (million yen)	5,338	8,439	7,907	7,173
Net income (million yen)	3,135	4,839	4,551	4,546
Net income per share (yen)	13,438.79	20,245.47	19,472.29	19,605.93
Total assets (million yen)	28,834	39,016	42,182	39,408
Net assets (million yen)	16,962	20,669	23,970	27,646
Net assets per share (yen)	70,558.79	87,325.95	103,369.34	119,223.47
(Notes)
Net income per share is calculated based on the average total number of issued and outstanding shares (excluding treasury stock) during the year, and net assets per share are calculated based on the total number of issued and outstanding shares (excluding treasury stock) as of the end of the year.

(3)	Parent Company and Key Subsidiaries
(i)	Parent Company
Not applicable.

(ii)	Key Subsidiaries
Company Name	Capital	Percentage of Voting Rights	Content of Primary Business
SOLIDONE CO., LTD.	¥50 million	100.00%	Dismantlement and site preparation work

(4)	Issues to be Addressed
Our group will continue to maintain an even stronger income structure through our sales of detached housing business, and will address the following issues to accommodate wide-ranging customer needs.
(i)           Area and Store Strategy
We will develop stores in greater Tokyo metropolitan area where potential demand is expected, and will promote community-based store operations to create good relationships with local real estate agents.  Additionally, for cities and localities, we will develop stores in response to demand trends and we will examine strategies for each area that takes into account our nationwide development.
(ii)           Enhancing Sales Business
Since its establishment, the Company has invested nearly 100% of its resources in its detached housing sales business and has achieved a track record reflecting that fact. In the fiscal year ended May 31, 2013, the Company achieved its immediate goal of selling 3,000 homes in a year (including sales of building lots), and is looking to increase the scale of its business. Going forward, the Company will invest its management resources in sales of condominiums as well as sales of detached houses, and will develop its business to respond to the wide-ranging needs of customers.
(iii)           Personnel Training
Appropriate skills are required for the execution of the group’s business. The Company is therefore making efforts to improve the competence of each group employee by providing regular training, and is enforcing compliance among the employees.  In addition, we aim to provide suitable human resources appropriate to the size of our business, actively hire skilled forces and new graduates, and to otherwise use our management resources in an efficient and an effective manner.

 (5)          Content of Primary Businesses (as of May 31, 2013)
Our group consists of the Company, the consolidated subsidiary SOLIDONE CO., LTD., the non-consolidated subsidiary T-AROUND CO., LTD., and the affiliated company Jutakushinko Co-operative.  The group is engaged in detached housing business and other businesses. The businesses are as follows.
(i)           Detached housing sales business
The Company is engaged in the sale of ready-built housing, residential lots and contract construction mainly in the greater Tokyo metropolitan area.
The consolidated subsidiary SOLIDONE CO., LTD. conducts dismantlement and site preparation work that is mainly related to the Company’s detached housing sales business.
The non-consolidated subsidiary company T-AROUND CO., LTD. conducts customer order work for options incidental to the Company’s products.
(ii)           Other business
The Company leases a portion of its sales office building to third parties and is otherwise engaged in real estate leasing business.  In addition, the Company also operates as a non-life insurance agent.

Consolidated Balance Sheets
(as of May 31, 2013)
(Unit: million yen)
Item	Amount	Item	Amount
Assets		Liabilities
Current assets	32,879	Current liabilities	10,208
Cash and deposits	8,999	Operating accounts payable	5,613
Accounts receivable from completed construction contracts	53	Short-term loans payable	1,068
Real estate for sale	4,719	Current portion of long-term loans payable	195
Real estate for sale in process	16,729	Accounts payable	264
Costs on uncompleted construction contracts	1,559	Accrued expenses	174
Advances	376	Income taxes payable	2,019
Prepaid expenses	32	Advances received	192
Deferred tax assets	306	Provision for bonuses	337
Other	103	Provision for officers’ bonuses	31
Noncurrent assets	6,591	Other	311
Property, plant and equipment	5,366
Buildings	2,253	Noncurrent liabilities	1,573
Machinery, equipment and vehicles	9	Long-term loans payable	550
Equipment	79	Provision for retirement benefits	325
Land	3,020	Provision for officers’ retirement benefits	334
Construction in process	3	Provision for construction warranties	318
Intangible assets	65	Other	45
Right of trademark	1	Total liabilities	11,781
Software	61	Net Assets
Telephone subscription right	2	Shareholders’ equity	27,639
Investments and other assets	1,159	Capital stock	1,429
Investment securities	570	Capital surplus	1,937
Shares in affiliates	5	Retained earnings	24,840
Investments in capital	4	Treasury stock	(567)
Investments in capital of affiliates	102	Total accumulated other comprehensive income	50
Deferred tax assets	360	Valuation difference on available-for-sale securities	50
Other	116	Total net assets	27,689
Total assets	39,471	Total liabilities and net assets	39,471

(Note) Amounts are in units of millions of yen with fractional units discarded.

Consolidated Statements of Income
(from June 1, 2012 to May 31, 2013)
(Unit: million yen)
Item	Amount
Net sales		87,388
Cost of sales		74,173
Gross profit		13,214
Selling, general and administrative expenses		5,878
Operating income		7,336
Non-operating income
Interest income	6
Dividends income	6
Income from safety cooperating association fee	84
Proceed from miscellaneous income	25	123
Non-operating expenses
Interest expenses	228
Miscellaneous expenses	4	233
Ordinary income		7,226
Extraordinary loss
Loss on retirement of noncurrent assets	6	6
Income before income taxes		7,220
Income taxes-current	2,870
Income taxes-deferred	(223)	2,646
Income before minority interests		4,573
Net income		4,573
(Note) Amounts are in units of million yen with fractional units discarded.

Consolidated Statements of Changes in Net Assets
(from June 1, 2012 to May 31, 2013)
(Unit: million yen)
	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance as of June 1, 2012	1,429	1,937	21,193	(567)	23,992
Changes of items during the period
Dividends from surplus			(927)		(927)
Net income			4,573		4,573
Net changes of items other than shareholders’ equity during the period
Total changes of items during the period	-	-	3,646	-	3,646
Balance as of May 31, 2013	1,429	1,937	24,840	(567)	27,639

	Accumulated other comprehensive income
	Valuation difference on available-for-sale securities	Total accumulated other comprehensive income	Total net assets
Balance as of June 1, 2012	(7)	(7)	23,985
Changes of items during the period
Dividends from surplus			(927)
Net income			4,573
Net changes of items other than shareholders’ equity during the period	57	57	57
Total changes of items during the period	57	57	3,703
Balance as of May 31, 2013	50	50	27,689
(Note) Amounts are in units of million yen with fractional units discarded.

Notes to Consolidated Financial Statements

1.	Notes on Significant Items for Preparation of the Consolidated Financial Statements

(1)	Scope of consolidation

(i)	Consolidated subsidiaries
Number of consolidated subsidiaries	One (1)
Names of consolidated subsidiaries	SOLIDONE CO., LTD.

(ii)	Non-consolidated subsidiaries
Number of non-consolidated subsidiaries	One (1)
Names of non-consolidated subsidiaries	T-AROUND CO., LTD.
Reason for exclusion from scope of consolidation
Non-consolidated subsidiaries are small companies and therefore their total assets, net sales, net income (amount corresponding to equity) and retained earnings (amount corresponding to equity), etc. do not have a significant impact on the consolidated financial statements.

(2)	Application of the equity accounting method
Non-consolidated subsidiaries and affiliated companies to which the equity accounting method is not applied
Company name	T-AROUND CO., LTD.
Jutakushinko Co-operative
Reason for non-application of the equity accounting method
Non-consolidated subsidiaries and affiliated companies to which the equity accounting method is not applied are excluded from the scope of application due to the fact that the net income (amount corresponding to equity) and the retained earnings (amount corresponding to equity), etc. have a minor impact on the consolidated financial statements and are of insignificant importance.

(3)	Consolidated fiscal year

  The last day of the fiscal year for consolidated subsidiaries is the same date as the closing date of the consolidated fiscal year of the Company.

(4)	Accounting standards

(i)	Valuation standards and method for significant assets
A.	Securities
Other securities
Securities with a fair value:
Fair value based on the market value, etc. on the last day of the fiscal year (valuation difference is handled by recognition directly into net assets in full and the cost of products sold is calculated using the moving average method.)

	Securities with no fair value:	Cost method using the moving average method.

B.	Inventories
Real estate for sale, real estate for sale in process and costs on uncompleted construction contracts
Cost method (book value devaluation based on reduction of profitability for value in the balance sheets) using the specific identification method.

(ii)	Depreciation method for significant depreciable assets
A.	Property, plant and equipment	The declining balance method is used.
	(excluding lease assets)	However, the fixed amount method has been adopted for buildings (not including facilities incidental to buildings) acquired on or after April 1, 1998.
Main service life Buildings: 11-50 years Machinery, equipment and vehicles: 2-6 years Equipment: 3-20 years

[Significant changes to accounting policies that are difficult to differentiate with changes to accounting estimates]
(Change in depreciation method)
In association with reforms to the Corporation Tax Act, from this consolidated fiscal year the depreciation and amortization method for buildings, plants and equipment acquired on and after June 1, 2012 was changed to a method based on the amended Corporation Tax Act.
This change had a minor impact on the operating income, ordinary income and income before income taxes for the consolidated fiscal year.

B.	Intangible assets (excluding lease assets)	The fixed amount method is used. Please note that the fixed amount method is used for software (for internal use) based on the expected in-house possible period of use (five years).

C.	Lease assets
Lease assets not involving the transfer of ownership and lease transaction assets
The lease term is taken as the asset life, and the fixed amount method is used with the residual value set as zero.
Please note that, in finance leases not involving the transfer of ownership, the ordinary method for lease transactions is used for lease transactions where the starting date of the lease is on or before May 31, 2008.

(iii)	Standards for recording significant allowances
A.	Provision for bonuses	Booked based on the amount expected to be paid for the current consolidated fiscal year to provide for the payment of bonuses to employees.
B.	Provision for officers’ bonuses	Booked based on the amount expected to be paid to provide for the payment of bonuses to officers for the current consolidated fiscal year.
C.	Provision for retirement benefits
Booked based on the expected employment benefits liabilities at the end of the current consolidated fiscal year, to provide for the payment of employee retirement benefits.
Past service liabilities are recorded as costs using the straight line method for a certain number of years (five years) during the employee’s average remaining period of service at the time.
Actuarial differences are recorded as expenses in the consolidated fiscal year following the year using the straight line method over a certain number of years (five years) within the average remaining period of service in the year in which the liabilities arise.

D.	Provision for officers’ retirement benefits	To provide for the payment of retirement benefits to officers, an amount to be paid at the end of the consolidated fiscal year pursuant to the Regulations for Officers’ Retirement Benefits.
E.	Provision for construction warranties	To provide for construction warranty payments, an amount estimated based on historical payments is booked at the time the relevant property is sold.

(iv)	Other significant matters for preparation of the consolidated financial statements
Consumption taxes
The tax exclusion method is used.
For consumption taxes not subject to deductions, taxes on fixed assets are recorded in “Other” under “Investments and other assets” and written off over five years using the equal installment method. Other consumption tax is recorded as costs in the fiscal year during which it is incurred.

2.	Notes to the Consolidated Balance Sheets

(1)	Assets furnished as collateral and debt with security interests
(i)	Assets furnished as collateral
(Unit: million yen)
Real estate for sale	56
Real estate for sale in process	851
Buildings	1,123
Land	1,670
Total	3,702

(ii)	Debt with security interests
(Unit: million yen)
Short-term loans payable	507
Current portion of long-term loans payable	195
Long-term loans payable	550
Total	1,252

In addition to the above, there are revolving mortgages (maximum of ¥4,550 million) with respect to bank transactions in relation to ¥1,169 million of land and ¥586 million of buildings.

(2)
The Company has entered into overdraft facility agreements with nine banks to enable efficient funding of the acquisition of land, etc. The balance of unexecuted loans under these agreements as of the end of the current consolidated fiscal year is as follows:

(Unit: million yen)
Maximum overdraft	23,200
Balance of executed loans	814
Difference	22,386

(3)	Property, plant and equipment accumulated depreciation	¥786 million

3.	Notes to Consolidated Statements of Changes in Shareholders’ Equity

(1)	Type and total numbers of issued and outstanding shares
Type	Number of Shares at the Beginning of the Current Consolidated Fiscal Year	Increase in the Number of Shares during the Current Consolidated Fiscal Year	Reduction in the Number of Shares during the Current Consolidated Fiscal Year	Number of Shares at the End of the Current Consolidated Fiscal Year
Common shares	240,400	—	—	240,400

(2)	Type and numbers of treasury shares
Type	Number of Shares at the Beginning of the Current Consolidated Fiscal Year	Increase in the Number of Shares during the Current Consolidated Fiscal Year	Reduction in the Number of Shares during the Current Consolidated Fiscal Year	Number of Shares at the End of the Current Consolidated Fiscal Year
Common shares	8,508	—	—	8,508

(3)	Dividends from surplus

(i)	Dividends
Resolution	Type	Total Dividend (million yen)	Dividend per Share (yen)	Record Date	Effective Date
August 24, 2012 Ordinary General Meeting of Shareholders	Common shares	579	2,500	May 31, 2012	August 27, 2012
January 10, 2013 Meeting of the Board of Directors	Common shares	347	1,500	November 30, 2012	February 4, 2013

(ii)	Dividends with a record date falling within the current consolidated fiscal year which have an effective date in the following consolidated fiscal year
Resolution	Type	Source	Total Dividend (million yen)	Dividend per Share (yen)	Record Date	Effective Date
August 23, 2013 Ordinary General Meeting of Shareholders	Common shares	Retained earnings	695	3,000	May 31, 2013	August 26, 2013

4.	Notes on Financial Instruments

(1)	Status of financial instruments

(i) Policy for treatment of financial instruments
The Company conducts necessary capital raising (mainly borrowing from banks) according to the capital expenditure plan. Temporary surplus funds are predominantly managed in the form of financial assets that have high liquidity, and short-term operating funds are raised in the form of bank loans. While investing in derivatives depends on the necessity of the funds, the Company does not conduct speculative trading.

(ii) Details and risks of financial instruments
The investment securities are mainly stocks and bonds of companies the Company holds business relationships with and are subject to volatility risk.
Most of operating accounts payable, which are trade liabilities, have repayment due date within two months.
Short-term loans payable are mainly used for capital raising for operating fund and are subject to volatility risk.

(iii) Risk management system concerning financial instruments
(a) Management of market risk (volatility risk of exchange and interest rates, etc.)
The Company obtains information regularly on the fair values and financial status of issuers (customers and suppliers, etc.). The Company also considers the market conditions and the relationships with the customers and suppliers to reconsider the possession of investment securities.
(b) Management of liquidity risk concerning capital raising (risk of not being able to pay on the repayment due date)
The Company manages liquidity risk as the departments in charge create and renew the funding plans in a timely manner according to the reports from other departments and by maintaining liquidity at hand.

    (iv) Supplementary explanation regarding fair value of financial instruments
The fair value of financial instruments includes the value based on market value or if there is no market value, a reasonably calculated value. As variable factors are included in calculating that value, that value may change as a result of using different assumptions.

(2)	Fair value, etc. of financial instruments

The value recorded in the consolidated balance sheets, fair value and the difference of the values as of May 31, 2013 are as follows:

(Unit: million yen)
	Value Recorded in the Consolidated Balance Sheets	Fair Value	Difference
(1) Cash and deposits	8,999	8,999	—
(2) Investment securities and other securities	475	475	—
Total assets	9,475	9,475	—
(1) Operating accounts payable	5,613	5,613	—
(2) Short-term loans payable	1,068	1,068	—
(3) Income taxes payable	2,019	2,019	—
Total liabilities	8,700	8,700	—

(Note 1)	Financial instrument fair value calculation method

Assets
(1) Cash and deposits
The book value is used as these are paid within a short period and the fair value is almost exactly the same as the book value.

(2) Investment securities
The fair value of stocks refer to the prices on securities exchanges, while the fair value of bonds refer to prices on securities exchanges or prices proposed by financial institutions.

Liabilities
(1) Operating accounts payable, (2) Short-term loans payable, (3) Income taxes payable
The book value is used as these are paid within a short period and the fair value is almost exactly the same as the book value.

(Note 2)	Financial instruments whose fair value is highly difficult to determine
(Unit: million yen)
Category	Value Recorded in the Consolidated Balance Sheets
Other investment securities (Unlisted shares)	94
Shares in affiliates	5
Investments in capital	4
Investments in capital of affiliates	102
Total	205
These are included in “(2) Investment securities” above because it is recognized that it is highly difficult to determine the fair value as they are not marketable.

(Note 3)	Scheduled redemption amounts for monetary claims and investment securities with maturity dates after the closing date
(Unit: million yen)
	Within one year	After one year and within five years	After five years and within ten years	Over ten years
Cash and deposits	8,999	—	—	—
Investment securities and other securities with maturity dates
Collateral trust bond	—	—	—	272
Total	8,999	—	—	272

5.	Notes on Per Share Information

(1)	Net assets per share	¥119,405.60
(2)	Net income per share	¥ 19,723.20

6.           Significant Subsequent Events

1.	Retirement of treasury shares
Based on a resolution of the meeting of the board of directors held on June 11, 2013, the Company retired treasury shares as follows in accordance with the provisions of Article 178 of the Companies Act.

(1)	Type of shares retired	Common shares
(2)	Total number of shares retired	8,508	(comprising 3.54% of the total issued and outstanding shares before retirement)
(3)	Retirement date	June 14, 2013
(Reference) Total issued and outstanding shares after retirement: 231,892
This cancellation of treasury shares was agreed upon by the six parties during discussions regarding the management integration pursuant to the letter of intent to establish a joint holding company announced in the press release “Notice of Execution of Letter of Intent Regarding Management Integration” as of December 25, 2012.

2.	Execution of integration agreement and preparation of share transfer plan
On December 25, 2012, The Company and five other companies consisting of HAJIME CONSTRUCTION CO., LTD (Nerima-ku, Tokyo, President: Tadayoshi Horiguchi, “HAJIME CONSTRUCTION”), Iida Home Max Co., Ltd. (Musashino-shi, Tokyo, President: Masashi Kanei, “Iida Home Max”), TOUEI HOUSING CORPORATION (Nishi-Tokyo-shi, Tokyo, President: Hiroshi Nishino, “TOUEI HOUSING”), ARNEST ONE CORPORATION (Nishi-Tokyo-shi, President: Yoichi Nishikawa, “ARNEST ONE”) and ID HOME Co., Ltd. (Nishi-Tokyo-shi, President: Yoshinari Hisabayashi, “ID HOME”) reached a basic agreement to establish a joint holding company through a joint share transfer and also entered into a letter of intent regarding management integration on December 25, 2012.  Since then, the six companies have proceeded with discussions on the integration.

On June 27, 2013, pursuant to the approval of the boards of directors of each company, the six companies have agreed on the main items of the share transfer, entered into a management integration agreement and jointly prepared a share transfer plan.
The Company plans to obtain approval for the management integration at its ordinary general meeting of shareholders for the 30th term scheduled for August 23, 2013.

(1)	Reason for the Share Transfer
(i)	Background to the Management Integration
The six companies until recently have focused on providing mainly newly-built detached houses based on a common philosophy of “providing high-quality residences at reasonable prices.”  However, a decline in population and households in the future is expected to cause mid- to long-term shrinkage in the residential market, and competition has become fiercer as companies from other industries enter the market for selling detached houses. The six companies therefore have recognized that there are limits to what can be achieved by each company’s individual management efforts, and that in order to continue providing customers with products and services to their satisfaction, it is imperative that the companies combine their management resources and know-how to secure new revenue, on top of revenues from sales of newly-built detached houses, by creating new customer value and entering overseas markets.
The six companies have therefore decided that it is essential for the companies, which share a common vision of entering the global market as a comprehensive manufacturer of residential real estate, to undergo management integration and establish a secure management foundation.
Additionally, we can fully realize synergies by utilizing the holding company structure which would help companies to pursue a common strategy, utilizing each company’s know-how while respecting the independence of the six companies.  Thus, we decided to establish the joint holding company through the joint share transfer.

(ii)	Purpose of the Management Integration
Through the management integration, the six companies aim to further contribute to developing a residential environment where more people may attain happiness, and by doing so, contribute to the creation of an enriching society.  Namely, the goal is to create an environment where customers can obtain high-quality residences at reasonable prices, even under severe economic conditions such as widespread employment uncertainty and stagnation in the growth of individual income, by leading cost-cutting efforts and bringing about cost reduction in the real estate industry as a whole.

(2)	Overview of the share transfer
Management integration is scheduled to be implemented as follows, assuming approval of the shareholders at their respective annual general meetings of shareholders and the relevant authorities

(i)	Share transfer schedule
Execution of letter of intent regarding management integration	December 25, 2012
Execution of management integration agreement; drafting of the share transfer plan; resolutions of the boards of directors of the six companies	June 27, 2013
Ordinary general meeting of shareholders to approve the share transfer plan (Iida Home Max)	July 30, 2013
Extraordinary general meeting of shareholders to approve the share transfer plan (ID HOME)	August 8, 2013
Ordinary general meeting of shareholders to approve the share transfer plan (TACT HOME)	August 23, 2013 (planned)
Extraordinary general meeting of shareholders to approve the share transfer plan (HAJIME CONSTRUCTION, TOUEI HOUSING and ARNEST ONE)	August 30, 2013 (planned)
Date of delisting (all six companies)	October 29, 2013 (planned)
Date of Management Integration (Date of establishment of the joint holding company)	November 1, 2013 (planned)
Listing date of the joint holding company	November 1, 2013 (planned)
Although the above is a schedule current as of today, it may be revised upon discussion among the six companies if such revision is required or otherwise necessary in order to move forward with the management integration process.

(ii)	Share transfer method
Joint share transfer through which the Company, HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, ARNEST ONE and ID HOME will become wholly owned subsidiaries and the holding company will hold 100% of the shares of the each of the companies.

(iii)	Details of allotment in relation to the Share Transfer (share transfer ratio)
Company name	The Company	HAJIME CONSTRUCTION	Iida Home Max	TOUEI HOUSING	ARNEST ONE	ID HOME
Share transfer ratio	108	3.14	1.00	1.16	1.16	2.62
(Note 1) Details of the share allotment ratio in relation to the Share Transfer
1.	For one share of common stock of the Company, 108 shares of common stock of the joint holding company will be delivered.
2.	For one share of common stock of Hajime Construction, 3.14 shares of common stock of the joint holding company will be delivered.
3.	For one share of common stock of Iida Home Max, 1 share of common stock of the joint holding company will be delivered.
4.	For one share of common stock of Touei Housing, 1.16 shares of common stock of the joint holding company will be delivered.
5.	For one share of common stock of Arnest One, 1.16 shares of common stock of the joint holding company will be delivered.
6.	For one share of common stock of ID Home, 2.62 shares of common stock of the joint holding company will be delivered.
If, however, there is a material change in the various conditions forming the basis of calculations, the abovementioned share transfer ratio may be changed upon discussion among the six companies.
(Note 2) One unit of the joint holding company will be 100 shares.
(Note 3) Number of new shares to be delivered by the joint holding company due to the Share Transfer (planned)
Common stock: 294,151,996 shares

The above number is based on the number of shares issued and outstanding for each of the companies immediately after the retirement of their treasury stock as announced on June 11, 2013 (The Company: 231,892 issued and outstanding shares; Hajime Construction: 28,562,130 issued and outstanding shares; Iida Home Max: 59,479,534 issued and outstanding shares; Touei Housing: 26,958,535 issued and outstanding shares; Arnest One: 65,687,321 issued and outstanding shares; and ID Home: 4,761,010 issued and outstanding shares), and therefore may be subject to change.
(Note 4) Treatment of shares less than one unit
Shareholders of the six companies who receive less than one unit of the joint holding company (i.e., less than 100 shares) (“Shares Less than One Unit”) will not be able to sell such shares on the Tokyo Stock Exchange, Osaka Securities Exchange or other securities exchanges.  In accordance with Article 192, Paragraph 1 of the Companies Act, shareholders who hold Shares Less than One Unit may demand that the joint holding company repurchase such shares.

(iv)	Dividends of the Six Companies Based on the Record Date prior to Establishment of the Joint Holding Company
The Company plans to pay up to 1,875 yen per share as a dividend with October 31, 2013 as the record date.
HAJIME CONSTRUCTION plans to pay an interim dividend of 60 yen per share with the end of the first half of the fiscal year (July 31, 2013) as the record date. It also plans to pay up to 30 yen per share as a dividend with October 31, 2013 as the record date.
Iida Home Max plans to pay an interim dividend of 16 yen per share with the end of the first half of the fiscal year (October 31, 2013) as the record date.
TOUEI HOUSING plans to pay an interim dividend of 20 yen per share with the end of the first half of the fiscal year (July 31, 2013) as the record date. It also plans to pay up to 10 yen per share as a dividend with October 31, 2013 as the record date.
ARNEST ONE plans to pay an interim dividend of 22 yen per share with the end of the first half of the fiscal year (September 30, 2013) as the record date. It also plans to pay up to 4 yen per share as a dividend with October 31, 2013 as the record date.
ID HOME plans to pay an interim dividend of 66 yen per share with the end of the first half of the fiscal year (June 30, 2013) as the record date. It also plans to pay up to 44 yen per share as a dividend with October 31, 2013 as the record date.
Dividends with October 31, 2013 as the record date will be paid by the joint holding company to those who are shareholders as of the day immediately preceding the establishment of the joint holding company for their support during the period between the dividend payment date immediately prior to October 31 and October 31.